SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2014

ISC8 INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-008402	33-0280334
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 Kalmus Drive, Suite A-203, Costa Mesa, California 92626
(Address of principal executive offices)

(714) 549-8211
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    See Item 2.03.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

    On March 21, 2014, ISC8 Inc. (the “Company”) received executed note purchase agreements (the “Purchase Agreements”) from certain accredited investors resulting in the issuance of senior subordinated secured convertible promissory notes in the aggregate principal amount of $287,500 (the “Notes”). To date, the Company has issued $1.05 million of the $6.0 million Notes available for issuance, as previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2014. Per the terms of the Purchase Agreements, the Notes were issued with an original issue discount of 25%, accrue interest at a rate of 12% per annum and mature on July 31, 2014. Additionally, in the event the Company consummates a debt or equity financing resulting in gross proceeds of at least $4.0 million (a “Qualified Financing”), the then outstanding principal balance of the Notes, plus all accrued but unpaid interest, will convert into the securities issued in connection with the Qualified Financing.

    The Company has received gross proceeds of approximately $787,500 from the issuance of all Notes to date. The Notes were offered and sold in transactions exempt from the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(2) thereof, and Rule 506 of Regulation D thereunder. Each of the Investors represented that it was an “accredited investor” as defined in Regulation D. The proceeds from the sale of the Notes are expected to be used for general corporate purposes.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    On March 25, 2014, the Company announced the appointment of Ms. Kirsten Bay as the Company's President and Chief Executive Officer, effective as of March 19, 2014. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated by reference herein.

    Ms. Bay most recently served as President and Chief Executive Officer for Attensity Group, a software and services company specializing in customer experience management and corporate intelligence. Prior to her time with Attensity Group, Ms. Bay served as Vice President of Commercial Business at iSIGHT Partners, where she developed new product offerings for enterprise cyber intelligence programs designed to be integrated into the corporate risk management, financial forecasting, and business decision functions. Ms. Bay holds a BA in English and German from the University of Oregon.

    Under the terms of her employment agreement, Ms. Bay will receive, during the term of her employment, an annual base salary of $300,000 and will be eligible to earn a discretionary bonus per year of up to 100% of her base salary. The bonus formula and annual target bonus percentage will be established annually by the Company's Compensation Committee. Subject to the approval of the Compensation Committee, Ms. Bay will receive a stock option to purchase 5% of the Company’s shares of fully diluted common stock outstanding as of the date of the grant, pursuant to the Company's 2011 Omnibus Incentive Plan, which shares will vest monthly over a three year term. Ms. Bay will also be entitled to participate in such life insurance, disability, medical, dental, stock plans, retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of similarly situated employees or its employees generally.

    Ms. Bay will succeed Bill Joll, whose resignation was effective March 19, 2014. Pursuant to a transition agreement between Mr. Joll and the Company, Mr. Joll will continue to be employed by the Company until March 31, 2014. As consideration for Mr. Joll’s continued employment, one-half of Mr. Joll’s unvested stock options will vest. In addition, Mr. Joll will receive a bonus earned in 2012 in connection with the achievement of certain cyber product milestones. Lastly, the remaining 50% of Mr. Joll’s unvested stock options will remain outstanding, and will vest in the event the Company consummates a change of control transaction.

Item 9.01 Financial Statements and Exhibits.

    See Exhibit Index.

Disclaimer.

    The description of Ms. Bay’s employment agreement contained herein does not purport to be complete, and is qualified, in its entirety, by reference to the Employment Agreement by and between ISC8 Inc. and Kirsten Bay, dated March 19, 2014, a copy of which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISC8 INC.

Date: March 25, 2014	By:	/s/ John Vong
John Vong
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, by and between ISC8 Inc. and Kirsten Bay, dated March 19, 2014
99.1	Press Release, dated March 25, 2014